REMARKETING AGREEMENT, dated as of
                           July __, 1998 (this "AGREEMENT"), between BAUSCH & LOMB INCORPORATED, a New York corporation (the "COMPANY"), and [MORGAN STANLEY & CO. INCORPORATED] [[UNION BANK OF SWITZERLAND AG, LONDON BRANCH]] [[[J.P. MORGAN SECURITIES INC.]]] (["MORGAN STANLEY"] [["UBS"]] [[["J.P. MORGAN"]]]and, in its capacity as the remarketing dealer hereunder, the "REMARKETING DEALER") [[and WARBURG DILLON READ, LLC, ("WDR" and in its capacity as calculation agent the "CALCULATION AGENT")]].

         The Company proposes to issue and sell its[ ___% Putable/Callable Notes due ______ __, 2011] [[___% Putable/Callable Notes due ______ __, 2013]] [[[___%
Putable/Callable Notes due ______ __, 2025]]] (the "NOTES"), described in the Prospectus Supplement, dated July __, 1998 (the "PROSPECTUS SUPPLEMENT"), to the Prospectus (the "BASE PROSPECTUS"), dated February 13, 1998 included in the registration statement on Form S-3 filed with the Securities and Exchange Commission (the "COMMISSION") (Registration No.333-45223). The Notes are to be issued pursuant to an indenture dated as of September 1, 1991 (as supplemented, the "INDENTURE"), between the Company and Citibank, N.A., as Trustee, in an aggregate principal amount of $100,000,000. The Notes will be issued and the terms thereof established in accordance with the Indenture, the form of note (the "FORM OF NOTE"), the Prospectus Supplement and the Base Prospectus. The interest rate on the Notes will be ___% upon issuance and may be reset in accordance with Section 4(d) and the Form of Note attached hereto as Appendix A. Capitalized terms used but not defined herein shall have the same meanings as in the Form of Note or the Indenture.

         NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

         SECTION 1. Appointment of Remarketing Dealer. (a) The Company hereby appoints [Morgan Stanley] [[UBS]] [[[J.P. Morgan]]] as the Remarketing Dealer for the purpose of remarketing the Notes and calculating the Coupon Reset Rate (as defined below).

         (b) All acts taken by the Remarketing Dealer [[or the Calculation Agent]] under this Agreement or in connection with the Notes, including the calculation of the Coupon Reset Rate, shall be deemed to have been taken [[by each of]] by the Remarketing Dealer [[and the Calculation Agent]] solely in its capacity as an agent acting on behalf of the Company under this Agreement and shall not create or imply any obligation to, or any agency or trust relationship with, any holder or beneficial owner of Notes.

         SECTION 2. Representations and Warranties. (a) Each party represents and warrants to the other party that:

                  (i) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

                 (ii) Powers. It has the power to execute, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

                 (iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

                 (iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

                 (v) Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

                 (vi) Absence of Litigation There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

                 (vii) Non-Reliance.It is acting for its own account, and it had made its own independent decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.

         It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Agreement.

                 (viii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement. It is also capable of assuming, and assumes, the risks of this Agreement.

                 (ix) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Agreement.

         (b) The Company represents and warrants to the Remarketing Dealer that: no Event of Default under the Indenture has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

         SECTION 3. The Company hereby covenants with [Morgan Stanley] [[UBS]] [[[J.P. Morgan]]] and the Remarketing Dealer as follows:

         (a) Maintain Authorizations. The Company shall use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement and shall use all reasonable efforts to obtain any that may become necessary in the future.

         (b) Comply with Laws. The Company shall comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

         (c) Purchase of Notes. Expect as described in Section 4(g) hereof, without the prior approval of the Remarketing Dealer, the Company may not purchase any of the Notes provided, however, that after the Coupon Reset Date the Company may purchase the Notes without the prior approval of the Remarketing Dealer.

         (d) Book-entry Form. At all times prior to, and including, the Coupon Reset Date, notwithstanding any provisions to the contrary set forth in the

Indenture, (i) the Company shall use its best efforts to maintain the Notes in book-entry form with The Depository Trust Company or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Notes in book-entry form (The Depository Trust Company or any such successor, "DTC") and (ii) the Company shall waive any discretionary right it otherwise may have under the Indenture to cause the Notes to be issued in certificated form.

          (e) Compliance With Coupon Reset Process. If requested by the Remarketing Dealer, the Company shall enforce, for the benefit of the Remarketing Dealer, compliance by the holders and beneficial owners of the Notes with the terms of the Notes and the Indenture relating to the purchase rights of the Remarketing Dealer.

          (f) During the five Business Day period ending on the Coupon Reset Date, the Company will not, without the consent of the Remarketing Dealer, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities with a maturity of more than one year.

         SECTION 4. Appointment and Obligations of the Remarketing Dealer[[and the Calculation Agent]] . (a) On the terms, but subject to the conditions, of this Agreement, [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]] hereby accepts the appointment as the exclusive Remarketing Dealer [[Calculation Agent]] with respect to the Notes.

         (b) It is expressly understood and agreed by the parties hereto that the obligations of the Remarketing Dealer hereunder to purchase the Notes to be remarketed on the Coupon Reset Date are conditioned on (i) the issuance and delivery of such Notes pursuant to the terms and conditions of the Underwriting Agreement and (ii) the Remarketing Dealer's election on the Notification Date to purchase the Notes for remarketing on the Coupon Reset Date.

         (c) Prior to 4:00 p.m., New York time, on a Business Day not later than 15 calendar days prior to the Coupon Reset Date (the "NOTIFICATION DATE"), the Remarketing Dealer may notify the Company and the Trustee in writing (the "REMARKETING NOTIFICATION") that the Remarketing Dealer elects to purchase all but not less than all of the Notes on the Coupon Reset Date. If, and only if, the Remarketing Dealer gives the Remarketing Notification, the Notes shall be subject to mandatory purchase by the Remarketing Dealer for remarketing on the Coupon Reset Date, subject to the conditions described herein. The Remarketing Notification may be revoked by the Remarketing Dealer at any time prior to 4:00 p.m., New York time, on the third Business Day preceding the Coupon Reset Date.

         (d) If the Remarketing Dealer gives the Remarketing Notification, the following steps (the "COUPON RESET PROCESS") shall be taken in order to determine the interest rate to be paid on the Notes from and including the Coupon Reset Date to the Maturity Date. The Company [[,]] and the Remarketing Dealer [[and the Calculation Agent]] shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible. Notwithstanding the foregoing, the Coupon Reset Process shall not start or occur if any Termination Event occurs and, if the Coupon Reset Process has commenced at the time of any Termination Event, the Coupon Reset Process shall automatically terminate upon the occurrence of such Termination Event.

                 (i) The Company shall provide the Remarketing Dealer [[Calculation Agent]] with (A) a list (the "DEALER LIST"), no later than five Business Days prior to the Coupon Reset Date, containing the names and addresses of no fewer than three and no more than five dealers and one of which shall be the Remarketing Dealer [[Calculation Agent]], from which the Company desires the Remarketing Dealer [[Calculation Agent]] to obtain the Bids (as defined below) for the purchase of such Notes, and (B) a copy of any other material reasonably requested by the Remarketing Dealer [[Calculation Agent]] to facilitate a successful Coupon Reset Process.

                 (ii) Within one Business Day following receipt by the Remarketing Dealer [[Calculation Agent]] of the Dealer List, the Remarketing Dealer [[Calculation Agent]] shall provide to each dealer ("DEALER") on the Dealer List (A) a copy of the Prospectus Supplement and the Base Prospectus, (B) a copy of the Form of Note and (C) a written request that each such Dealer submit a Bid to the Remarketing Dealer no later than 3:00 pm, New York time, on the third Business Day prior to the Coupon Reset Date (the "BID DATE"). "BID" shall mean an irrevocable written offer given by a Dealer for the purchase of all of the Notes settling on the Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on the Notes ("YIELD TO Maturity"). Each Dealer shall also be provided with (A) the name of the Company, (B) an estimate of the Purchase Price (which shall be stated as a US Dollar amount and be calculated by the Remarketing Dealer [[Calculation Agent]] in accordance with paragraph (iii) below), (C) the principal amount and Maturity Date of the Notes and (D) the method by which interest will be calculated on the Notes.

                 (iii) The purchase price that would be paid by any Dealer for the Notes (the "PURCHASE PRICE") shall be equal to (A) the total principal amount of the Notes, plus (B) a premium (the "NOTES PREMIUM") which shall be equal to the excess, if any, on the Coupon Reset Date of
         (1) the discounted present value to the Coupon Reset Date of a bond with a maturity of ______ __, [2011] [[2013]] [[[2025]]] which has an interest rate of ___%, semiannual interest payments on each ______ __ and

         ______ __, commencing ______ __ ____, and a principal amount equal to the principal amount of the Notes, and assuming a discount rate equal to the Treasury Rate over (2) the principal amount of Notes. The "TREASURY RATE" means the per annum rate equal to the offer side yield to maturity of the current on-the-run ____ -year United States Treasury security per Telerate page 500, or any successor page, no later than 3:00 pm, New York time, on the Bid Date (or such other date and time that may be agreed upon by the Company and the Remarketing Dealer) or, if such rate does not appear on Telerate page 500, or any successor page, at such time, the rates on GovPx End-of-Day Pricing at 3:00 p.m., New York time, on the Bid Date (or such other date and time that may be agreed upon by the Company and the Remarketing Dealer).

                 (iv) The Remarketing Dealer [[Calculation Agent]] shall provide written notice to the Company and the [[Remarketing Dealer]] as soon as practicable on the Bid Date setting forth (A) the names of each of the Dealers from whom such Remarketing Dealer received Bids on the Bid Date, (B) the Bid submitted by each such Dealer and (C) the Purchase Price as determined pursuant to paragraph (iii) above. Except as provided below, the Remarketing Dealer [[the Calculation Agent]] shall thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "SELECTED BID"); provided, however, that (A) if the Remarketing Dealer [[the Calculation Date]] has not received a timely Bid from a Dealer on or before the Bid Date, the Selected Bid shall be the lowest of all Bids received by such time. The Remarketing Dealer [[the Calculation Date]] shall set the Coupon Reset Rate equal to the interest rate which would amortize the Notes Premium fully over the term of the Notes at the Yield to Maturity indicated by the Selected Bid, and (B) if any two or more of the lowest Bids are equivalent, the Company shall in its discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid). In all cases, [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]] shall have the right to match the Bid with the lowest Yield to Maturity whereby [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]]'s Bid shall be the Selected Bid.

                  (v) Immediately after calculating the Coupon Reset Rate, the Remarketing Dealer [[Calculation Agent]] shall provide written notice to the Company [[, the Remarketing Dealer]] and the and the Trustee, setting forth such rate. At the request of the Holders, the Remarketing Dealer shall provide to the Holders the Coupon Reset Rate. The Coupon Reset Rate for such Notes will be effective from and including the Coupon Reset Date.

          (e) If the Remarketing Dealer gives the Remarketing Notification, unless a Termination Event (as defined below) occurs, (i) not later than 2:00 p.m., New York time, on the Business Day prior to the Coupon Reset Date, the

Remarketing Dealer shall deliver to the Trustee in immediately available funds an amount equal to 100% of the principal amount of the Notes for payment to the beneficial owners of the Notes, (ii) the Company shall make, or cause the Trustee to make, payment of interest and principal to each beneficial owner of Notes due on the Coupon Reset Date by book-entry through DTC by 1:00 p.m., New York City time, on the Coupon Reset Date and (iii) each beneficial owner of Notes will be required to deliver and will be deemed to have delivered such Notes to the Remarketing Dealer against payment therefor at 1:00 p.m., New York time, on the Coupon Reset Date by book-entry through DTC. No holder or beneficial owner of Notes or any interest therein will have any right or claim against the Remarketing Dealer's decision whether or not to give the Remarketing Notification or performance or nonperformance with respect thereto.

         (f) If any Termination Event occurs or if the Remarketing Dealer fails to make the payment required under Section 4(e)(i) other than due to the occurrence of a Market Disruption Event, the Company shall repurchase the entire principal amount of the Notes on the Coupon Reset Date at a price equal to 100% of the principal amount of the Notes plus all accrued and unpaid interest, if any, on the Notes to but excluding the Coupon Reset Date; provided, that any such repurchase by the Company as a result of clause (ii) above shall not constitute a waiver of any claim for breach of this Agreement that the Company may have against the Remarketing Dealer. In any such case, payment shall be made by the Company by book-entry through DTC by 1:00 p.m., New York City time, on the Coupon Reset Date against delivery through DTC of the Notes.

         (g) If the Remarketing Dealer gives the Remarketing Notification, then not later than the fourth Business Day following the Notification Date, the Company may irrevocably elect, in its sole and absolute discretion, by notice in writing to the Remarketing Dealer and the Trustee, to terminate the Coupon Reset Process.

         (h) Upon the occurrence of a Settlement Event (as defined below), the Company shall pay to the Remarketing Dealer the Settlement Amount promptly following calculation thereof.

         (i) For purposes of this Agreement:

         "AFFILIATE" shall mean, in relation to any party, any entity controlled, directly or indirectly, by the party, any entity that controls, directly or indirectly, the party or any entity directly or indirectly under a common control with the party. For this purpose, "control" of any entity or party means ownership of a majority of the voting power of the entity or party.

         "MARKET DISRUPTION EVENT" shall mean any of the following events, if such events occur or are continuing on any day from, and including, the

Notification Date to, and including, the Coupon Reset Date in the judgment of the Remarketing Dealer: (a) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such exchange; (b) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (c) an outbreak or escalation of hostilities or other calamity or crisis or material change in existing national or international financial, political, economic or securities market conditions; (d) an outbreak or escalation, of major hostilities involving the, United States of America or the declaration of a national emergency or war by the United States of America; (e) any material disruption of the U.S. Treasury securities market, U.S. corporate bond market or U.S. federal wire system or (f) the occurrence of any material adverse change, in the condition, financial or otherwise, earnings or business of the Company and its subsidiaries, considered as a whole, whether or not arising in the ordinary course of business; provided, in each case, that in the judgment of the Remarketing Dealer the effect of the foregoing makes it impracticable or inadvisable to conduct the Coupon Reset Process or to remarket the Notes or to enforce contracts for the sale of the Notes.

         "REFERENCE DEALER" shall mean a market dealer, selected in good faith by [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]], subject to the approval of the Company which shall not unreasonably withheld, that makes markets in derivative transactions for corporate and U.S.
Treasury securities in the normal course of business.

         "SETTLEMENT AMOUNT" shall mean the fair market value, as of the date of the termination of this Agreement, of the option to receive the Notes Premium on the Coupon Reset Date from a financial institution rated Aa/AA by Moody's or S&P, respectively. If this Agreement terminates on or after 15 calendar days prior to the Coupon Reset Date, then the Settlement Amount shall be deemed to equal the Notes Premium (calculated as if the Coupon Reset Date were the date of termination of the Agreement). Fair market value shall be determined by [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]], by requesting bids from five Reference Dealers, one of which shall be [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]], within five Business Days of the date this Agreement terminates. [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]] shall (i) if five bids were made, disregard the lowest and the highest bid and (ii) average such bids to determine the fair market value; provided that, if [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]] has not received a bid within 10 Business Days following the request for such bid, the fair market value shall be the average of the bids that have been received by 5:00 p.m. as of the tenth Business Day following [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]]'s initial request for such bids. If [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]] determines that the bids provided do not reflect a reasonably accurate valuation of the Settlement Amount, the Settlement Amount shall equal the amount that [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]] and the Company reasonably determine in good faith to be the total losses and costs of the Remarketing Dealer in connection with this Agreement.

         "SETTLEMENT EVENT" means any of the following: (a) at any time on or prior to the sale of the Notes on the Coupon Reset Date, (i) an Event of Default (as defined in the Indenture) has occurred and is continuing under Sections 501
(3) or (4) under the Indenture (in which case, the occurrence of a Settlement Event is at the Remarketing Dealer's option), (ii) a default, event of default or other similar condition or event (however described) in respect of the Company or any of its subsidiaries (individually or collectively) has occurred under one or more agreements or instruments relating to indebtedness of the Company or any of its subsidiaries in an aggregate amount of not less than $20,000,000 which has resulted in such indebtedness becoming due and payable, under such agreements or instruments, before it would otherwise have been due and payable (in which case, the occurrence of a Settlement Event is at the Remarketing Dealer's option), (iii) the Company or any of its subsidiaries has defaulted in making one or more payments on the due date thereof in an aggregate amount of not less than $20,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period) (in which case, the occurrence of a Settlement Event is at the Remarketing Dealer's option), (iv) an Event of Default has occurred and is continuing under Sections 501(6) or (7) under the Indenture (in which case, the occurrence of a Settlement Event is automatic), or (v) the Notes shall have been assigned a rating below Investment Grade by any of the Rating Agencies (in which case, the occurrence of the Settlement Event is at the Remarketing Dealer's option), (b) if less than two Dealers have submitted Bids in a timely manner (in which case, the occurrence of a Settlement Event is automatic), or (c) the Company terminates the Coupon Reset Process pursuant to Section 4(g) (in which case, the occurrence of a Settlement Event is automatic), or (d) a Defeasance or a Covenant Defeasance with respect to the Notes occurs pursuant to Section 1302 or 1303, respectively, of the Indenture (in which case, the occurrence of a Settlement Event is automatic), or (e) the Remarketing Dealer fails to make the payment required under Section 4(e)(i) due to the occurrence of a Market Disruption Event (in which case, the occurrence of a Settlement Event is automatic). For purposes of the foregoing, "RATING AGENCY" shall mean Standard & Poor's Corporation and its successors and Moody's Investor's Services, Inc. and its successors; and "INVESTMENT GRADE" shall mean that the Company's long-term, unsecured debt is rated BBB- or higher by S&P and Baa3 or higher by Moody's.

         "TERMINATION EVENT" means (i) the Remarketing Dealer does not give the Remarketing Notification, (ii) the Remarketing Dealer validly revokes the Remarketing Notification, (iii) prior to the Notification Date the Remarketing Dealer resigns and no successor has been appointed or (iv) any Settlement Event.

         SECTION 5. Fees and Expenses. For its services in performing its duties set forth herein, the Remarketing Dealer shall not receive any fees or reimbursement of expenses from the Company other than as provided in Sections 4(h) and 8.

         SECTION 6. Resignation of the Remarketing Dealer. The Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective ten Business Days after the delivery to the Company and the Trustee of notice of such resignation. The Company may appoint a new Remarketing Dealer other than the incumbent Remarketing Dealer if the incumbent Remarketing Dealer resigns. If a new Remarketing Dealer is appointed pursuant to this Section 6, the Company shall provide the Trustee with notice thereof.

         SECTION 7. Appointment of Successor Remarketing Dealer. Any successor Remarketing Dealer appointed by the Company or by a court pursuant to the provisions of Section 6 shall execute and deliver to the incumbent Remarketing Dealer and to the Company an instrument accepting such appointment and thereupon such successor Remarketing Dealer shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the incumbent Remarketing Dealer, with like effect as if originally named as initial Remarketing Dealer hereunder, and the incumbent Remarketing Dealer shall thereupon be obligated to transfer and deliver, and such successor Remarketing Dealer shall be entitled to receive and accept, copies of any available records maintained by the incumbent Remarketing Dealer in connection with the performance of its obligations hereunder.

         SECTION 8. Indemnification. The Company shall indemnify and hold harmless [Morgan Stanley] [[WDR]] [[[J.P. Morgan]]], the Remarketing Dealer and their respective officers and employees from and against all actions, claims, damages, liabilities and losses, and costs and expenses related thereto (including reasonable legal fees and costs) relating to or arising out of actions or omissions in any capacity hereunder, except actions, claims, damages, liabilities, losses, costs and expenses caused by the bad faith, gross negligence or wilful misconduct of such indemnified party. This Section 8 shall survive the termination of the Agreement and the payment in full of all obligations under the Notes and this Agreement, whether by purchase, repurchase, redemption or otherwise.

         SECTION 9. Merger, Consolidation or Sale of Business by Remarketing Dealer. Any corporation or other entity into which the Remarketing Dealer may be merged, converted or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which such Remarketing Dealer may be a party, or any corporation or other entity to which such Remarketing Dealer may sell or otherwise transfer all or substantially all of its business, shall, to the extent permitted by applicable law, become the Remarketing Dealer under this agreement without the execution of any document or any further act by the parties hereto.

         SECTION 10. Notices. Any notice or other communication required to be given hereunder shall be delivered in person, sent by letter, telecopy or telex or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within 24 hours) to the addresses given below or such other address as each party hereto may subsequently designate in writing.

         To the Company:

         Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701
Attention: ____________
Telephone No.: (716) ___-____
Facsimile No.: (716) ___-____

         To the Trustee:

         Citibank, N.A.

_________________________
_________________________
Attention: ___________
Telephone No.: (___) ___-____
Facsimile No.: (___) ___-____

         To the Remarketing Dealer:

                   [MorganStanley & Co.  Incorporated
                   1585 Broadway, 3rd Floor
                   New York, New York  10036
                   Attention: DPG
                   Telephone No.:(212)761-2566
                   Telecopy  No.:(212)761-0580]
                   [[Union Bank of Switzerland Ag, London Branch
                   100 Liverpool Street
                   London EC2M 2RH England
                   Facsimile No: ____________]]

                   [[[J.P.Morgan Securities Inc.
                   60 Wall Street
                   New York, New York 10260
                   Attention:
                   Syndicate Department
                   Facsimile No.:  (212) 648-5909]]]

If to the Calculation Agent:

                  [[Warbur Dillon Read LLC
                  677 Washington Street
                  Stamford, CT 06912
                  Attn:
                  Syndicate Dept.
                  Facsimile No.: (203) 719-1088]]

Any notice hereunder given by telecopy or telex shall be deemed to have been given when transmitted. Any notice hereunder given by letter shall be deemed to have been given five business days after mailing such notice.

         SECTION 11. Benefit of Agreement. Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof. The terms "SUCCESSORS" and "ASSIGNS" shall not include any purchasers of any Notes merely because of such purchase.

         SECTION 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and performed in such State.

         SECTION 13. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

         SECTION 14. Counterparts. This Agreement may be executed in several counterparts,each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

         SECTION 15. Amendments. This Agreement may be amended by any instrument in writing executed and delivered by each of the parties hereto.

         IN WITNESS WHEREOF, this Agreement has been entered into as of the day of July __, 1998.


                                       BAUSCH &LOMB INCORPORATED


                                       By:____________________________
                                       Name:
                                       Title:


                                       [MORGAN STANLEY & CO. INCORPORATED]
                                       [[WARBURG DILLON READ LLC,
                                       AS CALCULATION AGENT]]
                                       [[[J.P. MORGAN SECURITIES INC.]]]


                                       By:______________________________
                                       Name:
                                       Title:

                                       UNION BANK OF SWITZERLAND AG,
                                       LONDON BRANCH


                                       By:_______________________________
                                       Name:
                                       Title: